EXHIBIT 20
                              OFFICER'S CERTIFICATE

             I, Harry Puglisi, Treasurer of Trans-World Insurance Company d/b/a Educaid, an Arizona corporation (the "Company") do hereby certify that the Company (as Master Servicer and Administrator under the following Sale and Servicing Agreements):

         a. ClassNotes Trust 1997-I, Asset Backed Notes Series 1997-1, Sales and Servicing Agreement dated February 28, 1997;

         b. ClassNotes Trust 1997-I, Asset Backed Notes Series 1997-2, first Supplemental Sales and Servicing Agreement dated December 24, 1997;


has fulfilled all of its obligations pursuant to the above-referenced agreements, as described in Section 4.8 (annual Statement as to Compliance; Notice of Default) for the period of January 1, 1997 through December 31, 1997, and for those transactions which closed in 1997, from their closing dates through December 31, 1997.

             The Company has provided this Officer's Certificate to those parties listed in Section 4.8 of the respective Sale and Purchase Agreements.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of April 30, 1998.


                                               /s/ HARRY PUGLISI
                                              --------------------------------
                                               Harry Puglisi
                                               Treasurer
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                         INDEPENDENT ACCOUNTANTS' REPORT



The Board of Directors
The Money Store Inc.:

We have examined Management's Assertion about The Money Store Inc. and subsidiaries (the Company) compliance with the minimum servicing standards relating to mortgage loans, commercial loans and auto loans, identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standard V. 4 which is inapplicable to the servicing of auto loans, as of and for the year ended December 31, 1997 included in the accompanying Management Assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, Management's Assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.






February 11, 1998